                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY
                          STOCK ACQUISITION AGREEMENT
                          ---------------------------


          THIS AGREEMENT, made, entered into on August 3, 1998, by and among KEYSTONE AUTOMOTIVE INDUSTRIES, INC. ("Keystone"), REPUBLIC AUTOMOTIVE PARTS, INC. ("Republic", and together with Keystone, collectively referred to herein as the "Sellers"), REPUBLIC AUTOMOTIVE PARTS SALES, INC. and REPUBLIC AUTOMOTIVE PARTS DISTRIBUTION, INC. (hereafter referred to collectively as "Subsidiaries"), and GENERAL PARTS, INC., a North Carolina corporation (hereafter referred to as "Buyer"),

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, Republic owns all of the issued and outstanding stock of Republic Automotive Parts Sales, Inc. (hereinafter referred to individually as "RAPS") and RAPS owns all of the issued and outstanding stock of Republic Automotive Parts Distribution, Inc. (hereinafter referred to individually as "RAPD") which are engaged in the business of selling and distributing aftermarket auto parts (the "Business");

          WHEREAS, the Buyer desires to purchase One Hundred Percent (100%) of the issued and outstanding shares of the stock of RAPS, and the Seller desires to sell such shares on the terms and conditions hereinafter set forth; and

          NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

          SECTION 1.  AGREEMENT OF PURCHASE AND SALE.  Sellers agree to  sell,
                      ------------------------------
assign, transfer and deliver to Buyer all of the issued and outstanding stock (the "Stock") of RAPS, and the Buyer agrees to purchase all of said stock in accordance with the terms and provisions of this Agreement.

          SECTION 2.  ASSET RE-STRUCTURE.  Prior to Closing, Sellers shall cause
                      ------------------
the assets and operations of the Subsidiaries to be re-structured or sold with the result that only the warehouses and store operations (with their associated inventories, trade accounts receivables, equipment, furniture, fixtures, vehicles, computers, real estate, specified trade payables and other liabilities of or related to the Business) listed on EXHIBIT A attached hereto shall be owned by the respective Subsidiaries at Closing.

          SECTION 3.  CLOSING.
                      -------

          (a) Closing.  The closing of the purchase and sale contemplated by
              -------
this Agreement (the "Closing") shall be held at the offices of Buyer's counsel on the later of the third business day after expiration of the H-S-R Waiting Period (as hereinafter defined) or August 31, 1998, or such other date as the parties shall agree (the "Closing Date"). At the Closing, Buyer shall pay the consideration set forth in Section 4 and Sellers shall transfer the Stock by execution and delivery of stock transfer powers on the back of each stock certificate.

          (b) Estimated Adjusted Closing Balance Sheet.  During the period from
              ----------------------------------------
the fifth day to the first day before the Closing, Sellers, on the basis of its books and records as of the most recent practicable date then available to them, shall prepare an estimate of the Adjusted Closing Balance Sheet (as hereinafter defined), which preparation shall be in accordance with the provisions of
Section 3(c) below (the "Estimated Adjusted Closing Balance Sheet"), in order to determine in good faith an estimate of the Purchase Price (the "Estimated Purchase Price").

          (c) Post-Closing Adjustment.  As soon as practicable following the
              -----------------------
Closing, Sellers, with the assistance and co-operation of Buyer, shall prepare a balance sheet of Subsidiaries prepared as a year-end statement in accordance with generally accepted accounting principals ("GAAP") consistently applied in a manner consistent with the methods utilized by the Subsidiaries in the preparation of the December 31, 1997 financial reports of Subsidiaries, which shall reflect all of the assets and liabilities of the Subsidiaries, as the same is to be adjusted to reflect those matters identified in Section 4 (the "Adjusted Closing Balance Sheet"), which shall be delivered to Buyer not later than one hundred twenty (120) days after the Closing. The Adjusted Closing Balance Sheet shall be prepared in order to calculate the Purchase Price and shall be used for no other purpose.

          If Buyer agrees to the Adjusted Closing Balance Sheet, it shall become the "Final Adjusted Closing Balance Sheet". If Buyer does not agree to the Adjusted Closing Balance Sheet, it shall within fifteen (15) business days after delivery of the Adjusted Closing Balance Sheet by Sellers, prepare and deliver to Sellers a list of disputed adjustments (the "Disputed Adjustments") Buyer believes should have been recorded on the Adjusted Closing Balance Sheet. Bill Kuykendall, as representative of Buyer, and John Palumbo, as representative of Sellers (collectively, the "Representatives") shall use their best efforts to resolve the Disputed Adjustments. If the Representatives are able to reach an agreement on the Disputed Adjustments, the Adjusted Closing Balance Sheet shall be amended to reflect such agreement and shall become the "Final Adjusted Closing Balance Sheet".

          If the Representatives are unable to reach an agreement on the Disputed Adjustments within thirty (30) calendar days after receipt by Sellers of the Disputed Adjustments, then the Disputed Adjustments shall be submitted by Buyer and Sellers to their respective independent accountants on or before the thirty-first (31st) calendar day after receipt by Sellers of the Disputed Adjustments, and the parties shall use their reasonable efforts to cause these accountants to promptly review and assist the parties in resolving the Disputed Adjustments. Buyer and Sellers each shall be responsible for the fees, costs and expenses of their respective independent accountants. If the respective independent accounting firms are able to reach an agreement on the Disputed Adjustments, the Adjusted Closing Balance Sheet shall be amended to reflect such agreement and shall become the "Final Adjusted Closing Balance Sheet". If no agreement is reached within fifteen (15) business days following submission to the independent accountants, the resolution of the dispute shall be submitted to Deloitte & Touche in Nashville, Tennessee with instructions to complete its review and report within fifteen (15) business days thereafter. The report prepared by Deloitte & Touche with respect to any unresolved matters shall be final and shall be the basis for the Final Adjusted Closing Balance Sheet. The fees, costs and expenses of the third firm of independent accountants shall be borne by Buyer and Sellers equally.

          The Final Adjusted Closing Balance Sheet shall be deemed to be and shall be conclusive and binding on the parties to this Agreement for purposes of determining the Purchase Price pursuant to paragraph 4(a) hereof and otherwise. The settlement with respect to the Purchase Price shall take place at 10:00 a.m., local time, at the offices of Buyer on a date no later than 10 business days after the acceptance of the Final Adjusted Closing Balance Sheet (the "Settlement"), or such other time and place as the parties may agree upon.

          SECTION 4.  PURCHASE PRICE; SETTLEMENT.
                      --------------------------

          (a) Purchase Price.  In consideration of the transfer of the Stock
              --------------
hereunder, Buyer shall pay to Sellers the purchase price as provided in this paragraph 4 (the "Purchase Price"). Specifically, the Purchase Price will be equal to the excess of the assets over the Specified Liabilities (as hereinafter defined) of the Subsidiaries as of the Closing Date as reflected in the Adjusted Closing Balance Sheet, certain items on which shall be adjusted as follows:

              (i) Receivables.  The total of Subsidiaries' trade accounts
                  -----------
          receivable not delinquent from any account debtor in excess of sixty
          (60) days ("Receivables") as shall be contained in the Adjusted Closing Balance Sheet, without any reserve for doubtful accounts shall be valued at the face amount thereof as of the Closing Date (the "Initial Receivables Value"). All accounts that Sellers know are uncollectible shall be written off the books of the respective Subsidiary prior to the preparation of the Adjusted Closing Balance Sheet. Intercompany account balances shall be eliminated at Closing.

              All collections (except COD payments received in respect of account debtors placed on a "daily COD" basis and no longer provided any credit terms by Buyer or payments by customers who pay by reference to a specific invoice) will be applied to the applicable customer's outstanding balances in order starting with the oldest such balance. Buyer will use reasonable efforts consistent with Buyer's past practices and cooperate with Sellers to maximize collections of Receivables (provided Buyer shall not be required to institute litigation to collect Receivables).

              If by the 120th day after the Closing the Initial Receivables Value shall exceed the sum (the "Collection Sum") of (1) the aggregate amount of Receivables in fact collected or credited as collected by Buyer, plus (2) the value of all goods returned to Buyer in the ordinary course of business in respect of uncollected Receivables (valued at the amount of the corresponding receivable), plus (3) the value of all goods repossessed by Buyer in respect of delinquent accounts receivable (valued in accordance with the provisions of subsection (iii) below), such excess shall reduce dollar-for-dollar the value of the Receivables on the Adjusted Closing Balance Sheet. If, on the other hand, the aggregate amount of the Collection Sum by such 120th day shall exceed the Initial Receivables Value, the value of the Receivables on the Adjusted Closing Balance Sheet shall be increased by the amount of such excess.

              (ii) Customer Notes Receivable.   Notes Receivable from customers
                   --------------------------
          of the Subsidiaries who agree to continue as customers after the Closing shall be included as assets in the Adjusted Closing Balance Sheet only after review of the credit file, including without limitation the security documentation and payment history, and acceptance of said Notes Receivable by the Buyer. Upon Closing, Sellers shall cooperate with Buyer to establish that all documentation of security interests related to accepted Notes Receivable is properly recorded and vested in the Subsidiary holding the Note Receivable.

              (iii) Inventory. The Purchase Price attributable to inventory
                    ---------
          shall be determined as follows: the inventory shall be taken as of the Closing Date by physical count observed and supervised by personnel of both Sellers and Buyer. Inventory procedures shall be in accordance with those agreed upon by the Representatives of Buyer and Sellers. Except as set forth below, the inventory shall include only those items of inventory in a good, salable condition and listed on manufacturers' current price lists or any supplements thereto and covered by manufacturers' obsolescence or returned goods policies, and shall be valued at warehouse distributor's price net of monthly, quarterly and annual rebates and volume allowances. All inventory referred to above shall have been acquired from the sources of supply disclosed to the Buyer by Sellers and shall not include merchandise that has been acquired at "distressed" prices.

              The inventory value of non-application merchandise not meeting the above criteria in salable condition and on current manufacturer's price list or supplements thereto shall be valued at Subsidiaries' net acquisition cost. The inventory value of any merchandise not included in the inventory as provided above shall be determined by mutual agreement of the Representatives.

              Merchandise on consignment shall be included in the inventory only to the extent that the consignee has executed the consignment documentation of Buyer or Sellers and verified the balance on consignment.

              (iv) LIFO Reserve.  While the LIFO reserve shall remain on the
                   ------------
          books of the Subsidiaries after Closing, for purposes of preparation of the Adjusted Closing Balance Sheet, which determines the Purchase Price, no LIFO reserve shall be included.

              (v) Goodwill and Other Adjustments.  While all goodwill and other
                  ------------------------------
          adjustments required by GAAP shall remain on the books of the Subsidiaries after Closing, for purposes of preparation of the Adjusted Closing Balance Sheet, which determines the Purchase Price, no goodwill or any such adjustments shall be included.

              (vi) Real Estate.  The warehouse located in Chillicothe, Missouri
                   -----------
          (hereinafter sometimes referred to as "Real Property") shall be valued at $642,715.

              (vii) Other Assets.  All machinery and equipment, furniture and
                    ------------
          fixtures, vehicles, leasehold improvements, computers, and other assets as shown on the books of the Subsidiaries as of Closing Date, will be valued at (A) the acquisition cost less allowance for depreciation (determined in accordance with generally accepted accounting principles consistently applied) to the Closing Date, plus
                                                                           ----
          (B) $700,000 (the "Fixed Asset Value"). In addition, prepaid insurance, prepaid expenses, and deposits shall be valued as of Closing at the amounts thereof, to the extent usable by any Subsidiary or Buyer following the Closing. The Adjusted Closing Balance Sheet shall also include all cash on hand or in account and marketable securities held by the Subsidiaries as of the Closing Date.

              (viii) Liabilities.  The only liabilities to be reflected on the
                     -----------
          Adjusted Closing Balance Sheet (collectively, the "Specified Liabilities") shall be (1) those current trade payables (net of applicable outstanding supplier's debit memos) payable to those vendors listed on Schedule 4(a)(viii) hereto (the "Retained
                            -------------------
          Payables"), and (2) reasonable accruals for liabilities (for example: lease obligations, vacation pay, unpaid bonuses, payroll deductions, property taxes and claims not covered by insurance) which are not assumed by Sellers at the Closing and which were incurred in the normal course of business by the Subsidiaries in the business operations located at the sites listed on EXHIBIT A. Notwithstanding anything to the contrary contained herein, the Adjusted Closing Balance Sheet shall not include or reflect any liability in respect of
          (a) trade accounts payable (other than the Specified Payables) or (b) accruals in respect of liabilities for claims under the Sellers' and Subsidiaries' health insurance plan, each of which liabilities will be assigned to, and are to be satisfied by, Sellers following the Closing in accordance with Sections 11(d) and 11(e) hereof.

              (ix) Taxes. No accruals for any taxes shall be reflected on the
                   -----
          Adjusted Closing Balance Sheet.

              (x) Health Benefit Claims.  No accruals for any claims under any
                  ---------------------
          of Sellers' or the Subsidiaries' Health Benefit Plans, including, without limitation, any accruals for claims incurred but not reported, shall be reflected on the Adjusted Closing Balance Sheet.

          (b) Payment of Purchase Price.  At Closing, Buyer shall deliver cash
              -------------------------
by wire transfer to Republic on behalf of Sellers in an amount equal to the Estimated Purchase Price based upon the Estimated Adjusted Closing Balance Sheet.

          (c) Settlement.
              ----------

              (i) At the Settlement, Buyer will pay to Sellers the amount by which the Purchase Price exceeds the Estimated Purchase Price, or alternatively, Sellers will pay to Buyer the amount by which the Estimated Purchase Price exceeds the Purchase Price.

              (ii) At the Settlement, the Buyer shall also deliver to Sellers a list indicating the extent to which Receivables were not collected or credited as collected by Buyer by the 120th day after the Closing (the "Uncollected Purchased Receivables"). At the Settlement, Buyer shall assign, convey and deliver back to Sellers, free and clear of all liens, security interests and encumbrances created on or after the Closing, all Uncollected Purchased Receivables and deliver over to Sellers all documents and records relating thereto. Sellers may thereafter proceed to collect the Uncollected Purchased Receivables as it determines in the exercise of its sole discretion. Buyer will promptly remit to Sellers all collections of Uncollected Purchased Receivables received by any of the Subsidiaries or Buyer following the Settlement. In the event that Sellers repossess any inventory from any account debtor in respect of any the Uncollected Purchased Receivables, Buyer agrees to buy back from Sellers all such inventory at a price equal to the warehouse distributor price.

          (d) At the Closing, Buyer shall purchase from Republic and Republic shall sell to Buyer, the real estate relating to the two jobber stores located in Alaska, pursuant to a deed in the form attached as Exhibit 4(d) hereto, for a
                                                      ------------
purchase price equal to: (i) $503,404 for the jobber store located on 4th Avenue in Anchorage, Alaska (the "4th Avenue Store"), and (ii) $273,707 for the jobber store located on Seward Highway in Anchorage, Alaska (the "Seward Highway Store").

          (e) Prior to the Closing, in the event that Buyer's investigation of real estate owned by the Subsidiaries or owned by Republic and intended to be transferred to Buyer pursuant to Section 4(d) above (each a "Real Estate Property") shall identify a material problem with respect to any such Real Estate Property and as a result thereof Buyer is unwilling to take title to such Real Estate Property, such Real Estate Property shall be retained by Republic, or transferred to Republic from the applicable subsidiary at the Closing and shall not be transferred to Buyer pursuant to the terms of this Agreement, as the case may be. If any such Real Estate Property is not so transferred to Buyer, then the following adjustments to the Purchase Price shall be made:

              (i) In the event that the warehouse located in Chillicothe, Missouri is not to be transferred to Buyer, then the Adjusted Closing Balance Sheet shall not include any amount in respect of such Real Estate Property, and the Fixed Asset Value on the Adjusted Closing Balance Sheet shall be increased by an additional amount equal to $495,000.

              (ii) In the event that the 4th Avenue Store is not to be transferred to Buyer, then in lieu of Buyer paying the purchase price specified for the 4th Avenue Store in Section 4(d) above, the Fixed Asset Value on the Adjusted Closing Balance Sheet shall be increased by an additional amount equal to $407,000.

              (iii) In the event that the Seward Highway Store is not to be transferred to Buyer, then in lieu of Buyer paying the purchase price specified for the Seward Highway Store in Section 4(d) above, the Fixed Asset Value on the Adjusted Closing Balance Sheet shall be increased by an additional amount equal to $198,000.

          SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLERS AND
                      ---------------------------------------------
SUBSIDIARIES.  Sellers and Subsidiaries, jointly and severally, represent and
------------
warrant to the Buyer as follows:

          (a) Republic and Subsidiaries are duly organized and validly existing and in good standing under the laws of the State of Delaware. Keystone is duly organized and validly existing and in good standing under the laws of the State of California. The Subsidiaries are qualified to do business as a foreign corporation in all such other states in which they are conducting their business and where the failure to so qualify would have a material adverse effect upon their financial condition (referred to herein as a "Material Adverse Effect"). The Subsidiaries have such necessary corporate power to own their properties and to carry on their businesses as now being conducted.

          (b) The Subsidiaries have no subsidiaries, except that RAPD is a wholly-owned subsidiary of RAPS.

          (c) RAPS has 1,000 shares of ($1.00 par value) common stock authorized, and no other stock authorized, of which 100 shares are issued, outstanding, and owned by Republic, and RAPD has 3,000 shares of ($0.01 par value) common stock authorized, and no other stock authorized, of which 100 shares are issued, outstanding, and owned by RAPS.

There is no outstanding or issued stock of the Subsidiaries other than listed above. All of said stock has been validly issued, is fully paid and non-assessable, and there are no outstanding subscriptions, options or other agreements or commitments obligating the Subsidiaries to issue any additional shares of their capital stock.

          (d) Republic has good title to the Stock and has the absolute right to sell, assign and transfer the Stock to the Buyer free and clear of liens, pledges, encumbrances and restrictions.

          (e) Except as set forth in Schedule 5(e) to the Disclosure Schedule
                                     -------------
delivered by Sellers in connection with the execution and delivery of this Agreement (the "Disclosure Schedule"), the Subsidiaries are not party to a written or oral:

              (i) Material contract not made in the ordinary course of business or which otherwise requires the Subsidiaries to make any payment or concession to any customer or supplier not of a nature which is required to be disclosed on a balance sheet prepared in accordance with GAAP;

              (ii) Employment contract which is not terminable by the Subsidiaries without cost or other liability to such Subsidiaries;

              (iii) Labor union or collective bargaining contract; pension or profit sharing agreements of any kind; or

              (iv) Leases with respect to real or material personal property, (including equipment), whether as Lessee or Lessor.

The Subsidiaries are not in default under any lease or other contract required to be disclosed above to which they are a party where such default would have a Material Adverse Effect.

          (f) Subject to the provisions of Section 11(d)(ii) hereof (with respect to which assets Republic has good title), the Subsidiaries have good fee simple title to all of their properties and good title to assets which they purport to own, free and clear of all liens, mortgages and encumbrances, except those liens set forth on Schedule 5(f) to the Disclosure Schedule ("Permitted
                         -------------
Liens"). To the knowledge of Sellers, all of the material equipment and all other material assets owned by the Subsidiaries are, in all material respects, in operating condition and repair, reasonable wear and tear excepted, and conform in all material respects to applicable ordinances, regulations, building, zoning, and other laws.

          (g) Except as set forth in Schedule 5(g) to the Disclosure Schedule,
                                     -------------
there is no litigation or administrative proceeding of any kind (including but not limited to administrative proceedings, investigations, or inquiries) pending, or to the Sellers' knowledge threatened against or relating to the Subsidiaries or Republic or their respective properties or business.

          (h) Sellers do not have knowledge of any matter which is likely to have a material adverse effect on the Subsidiaries' business relationships with its customers, except those relating to or arising from general industry conditions.

          (i) Schedule 5(i) to the Disclosure Schedule lists all of the
              -------------
directors and officers of the Subsidiaries, and there are no other officers or directors or persons having power of attorney or other effective control in any form of the Subsidiaries.

          (j) The Subsidiaries possesses adequate licenses necessary to conduct the businesses now operated by them, except to the extent that the failure to have any such license would not have a material adverse effect on the Business.

          (k) The Subsidiaries have filed all federal, state and local income and other tax returns (including, but not limited to, returns relating to employment and social security taxes) which were required to be filed as of the date hereof and have paid all taxes shown on such returns and all assessments received by them to the extent that such taxes have become due. Except as set forth on Schedule 5(k) to the Disclosure Schedule, no unexpired waivers executed
         -------------
by any of Republic or the Subsidiaries of the statute of limitations for federal or state income tax purposes are outstanding and in effect.

          (l) Except as set forth on Schedule 5(l) to the Disclosure Schedule,
                                     -------------
since March 31, 1998: (i) there has been no material adverse change in the financial condition of the Subsidiaries; (ii) the Subsidiaries have not increased the compensation of any of their officers, directors or employees, except ordinary and routine merit increases; (iii) no payments been made by the Subsidiaries to any officer, director or employee except for ordinary salaries and ordinary expense reimbursements; and (iv) neither of the Subsidiaries have incurred any additional indebtedness or entered into any material written or oral agreement, contract or commitment of the type described in Section 5(e) other than in the ordinary course of business.

          (m) The Subsidiaries are in compliance in all material respects with applicable federal, state, and local laws, including but not limited to, the provisions relating to wages, hours, and the payment of social security taxes, and they are not liable for any arrears of wages, or any tax or penalties, for failure to comply with any of the foregoing, except where the failure to so comply would not have a material adverse effect on the Business.

          (n) Sellers have the corporate power and corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Republic's Board of Directors. No other corporate or shareholder acts or proceedings on the part of the Subsidiaries or the Sellers are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. Except with respect to the H-S-R Act, the Subsidiaries have completed all governmental and regulatory filings, if any, and have received all applicable governmental or regulatory approvals that are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereunder, except where the failure to so file or obtain such approval would not have a material adverse effect on the Business. When duly authorized, executed and delivered by the parties hereto, this Agreement will constitute a valid and legally binding obligation of the Subsidiaries and Sellers and will be enforceable against each of them in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

          (o) Except as set forth on Schedule 5(o) attached hereto, the
                                     -------------
Subsidiaries do not have any liability or obligation of a type required to be reflected on a balance sheet prepared in accordance with GAAP, including any such liability to customers or suppliers, which will not be fully disclosed, reflected or reserved against in accordance with GAAP or otherwise provided for in the Adjusted Closing Balance Sheet referred to in Sections 3 and 4, except for those items and those amounts that are not required to be reflected on the Adjusted Closing Balance Sheet pursuant to the provisions of this Agreement.

          (p) With respect to the real property owned or used by Subsidiaries throughout the period of Subsidiaries' use and occupancy of such property (as owner, tenant, lessee, or otherwise), to the best of the knowledge of Sellers and the Subsidiaries, none of Sellers or the Subsidiaries have done or caused to be done any act on or use of such property that would prevent such property from complying, in all material respects, with all applicable environmental statutes, laws, rules, and regulations of all state, federal, local, and other applicable governmental and regulatory authorities, agencies, and bodies, and all such applicable statutes, laws, rules, and regulations having to do with toxic or hazardous wastes or materials (collectively, "Environmental Laws"), including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, except where the failure to do so would not have a Material Adverse Effect.

          Except as set forth on Schedule 5(p) of the Disclosure Schedule, the
                                 -------------
Sellers do not have any knowledge pertaining to the condition or use of the real property owned by the Subsidiaries or any store location leased by the Subsidiaries which was in existence or occurred prior to the use or occupancy of such property by Sellers or the Subsidiaries that would cause such property to be in violation of any Environmental Laws and would have a material adverse effect on the Business.

          (q) No representation or warranty by the Sellers in this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained herein not misleading.

          (r) The Republic Automotive Parts, Inc. Employee's Retirement Plan (herein the "Pension Plan") and the Republic Automotive Parts, Inc. Savings Plan (herein the "401(k) Plan") are employee pension benefit plans under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither of the Subsidiaries maintains any other employee pension benefit plan. The Pension Plan and the 401(k) Plan are in all material respects in compliance with applicable law, including ERISA. The Pension Plan and the 401(k) Plan are intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Pension Plan and the 401(k) Plan have been determined by the Internal Revenue Service to be "qualified" within the meaning of such section of the Code. None of Sellers or any of the Subsidiaries knows or has reason to know of any fact which would adversely affect the qualified status of either of said plans. Sellers and the Subsidiaries, and all agents or representatives appointed by them or working as a result of appointment by either of them, have fulfilled, in all material respects, any and all responsibilities they have or may have under applicable law, including ERISA, in connection with the Pension Plan and the 401(k) Plan, except where the failure to do so would not have a Material Adverse Effect.

          There exist no unfilled obligations of the Subsidiaries to contribute or pay any expenses with respect to any employee benefit plan for any plan year or other fiscal period ending on or before Closing, and all obligations to contribute or pay any expenses with respect to any employee benefit plan for the plan year or other fiscal period containing the Closing have been paid or accrued by the Subsidiaries; no loan from any employee benefit plan remains unpaid other than loans to participants made in the ordinary course of the operation of the plan, and no amount is due or owing from Republic or a Subsidiary to the Pension Benefit Guaranty Corporation under Title IV of ERISA for any reason, or to any "multi-employer plan" (as defined in Section 3(37) of
                           -------------------

ERISA) on account of any withdrawal therefrom or for any other reason and there are no negotiations, actions, suits or other claims, or overt written threats thereof, against any employee benefit plan.

          Neither of the Subsidiaries have terminated an employee benefit plan within five (5) years as of the date hereof nor is any such plan termination in process and the Subsidiaries have not terminated any employee benefit plan subject to Title IV of ERISA for which a Notice of Sufficiency has not been issued by the Pension Benefit Guaranty Corporation. The Subsidiaries are in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (commonly referred to as "COBRA") and the rules and regulations
                                   -----
promulgated thereunder in all material respects.

          SECTION 6.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.  Buyer
                      --------------------------------------------------
hereby represents and warrants to Sellers as follows:

          (a) Organization.  Buyer is a corporation duly organized, validly
              ------------
existing and in good standing under the laws of the State of North Carolina with full requisite corporate power to carry on its businesses as now being conducted and to own and operate the properties and assets now owned by it.

          (b) Authority; Binding Agreement.  The Board of Directors of Buyer has
              ----------------------------
duly approved and ratified the execution and delivery of this Agreement and the consummation of the transactions provided for herein. No other corporate or shareholder acts or proceedings on the part of Buyer are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. Certified copies of the resolution adopted by the Board of Directors authorizing the appropriate officers to contract to purchase the Stock upon the terms contained in this Agreement is attached hereto as EXHIBIT C. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

          (c) No Violation.  Buyer is not subject to, and is not a party to any
              ------------
charter or by-law, or any mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which (i) would prevent consummation of the transactions contemplated by this Agreement or would be violated or breached in any material respect by consummation of such transactions, or (ii) would prevent Buyer from complying in any material respect with the terms, conditions and provisions of this Agreement, or (iii) would require the consent of any third party to the transactions contemplated herein.

          (d) No Material Adverse Change; Adequate Funds.   Since December 31,
              ------------------------------------------
1997, there has been no material adverse change in the financial condition of Buyer. Buyer possesses or has available to it on an as-needed basis adequate funds to pay the Purchase Price in accordance with the terms of this Agreement and consummate the transactions contemplated hereby.

          SECTION 7.  CONDUCT OF BUSINESS PENDING CLOSING.  Sellers and
                      -----------------------------------
Subsidiaries covenant and agree as follows:

          (a) The Subsidiaries will, at all times from the date hereof until the Closing, maintain their corporate existence in good standing; carry on their business in the ordinary and usual manner and use commercially reasonable efforts to preserve their business organization; maintain and keep their property in working order and condition in accordance with their past practices.

          (b) The Subsidiaries will not, at any time from the date hereof to the Closing, except as expressly provided for in this Agreement or pursuant to other written consent of the Buyer which shall not be unreasonably withheld or delayed, make any change in their issued or outstanding capital stock or grant or make any option or other agreement with respect to their capital stock; make any change in their Articles of Incorporation or By-Laws; pay or declare any dividend or other distribution in respect to their capital stock or redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock; incur any additional indebtedness for borrowed money which is not discharged prior to the Closing or enter into any written or oral material agreement, contract or commitment other than in the ordinary course of business; sell or dispose of any of their inventory other than in the ordinary course of business. Notwithstanding the foregoing, it is specifically acknowledged and agreed that the Subsidiaries shall be permitted to (i) distribute to Republic its cash in accordance with its past practices, (ii) sell the assets and business of the Subsidiaries relating to those warehouses and store operations not listed in EXHIBIT A hereto, and (iii) subject to the approval of Buyer which shall not be unreasonably withheld or delayed, purchase all of the vehicles used in the Business which are currently subject to operating leases.

          (c) (i) Sellers and the Subsidiaries shall permit the Buyer, its counsel, accountants and representatives, reasonable access, during normal business hours and on reasonable advance notice up to the Closing, to all of the Subsidiaries' assets, properties, contracts, commitments, profit and loss statements, balance sheets, dividend reports, payroll records, lists of personal and real property, and any and all other books and records, and shall furnish the Buyer during such period with all relevant information concerning Republic and Subsidiaries which Buyer reasonably may requests, and Buyer's representatives shall have the right to make extracts thereof. Sellers and Subsidiaries shall co-operate with Buyer in the conversion of the Subsidiaries' data processing and accounting systems to those of the systems of the Buyer.

              (ii) The parties hereto agree that from and after the date hereof until and including the Closing Date (or until September 1, 2003 in the event that the Closing does not occur), they each shall preserve and maintain in strict confidence all confidential and/or proprietary information of the other received by such party or any of their affiliates or representatives or any of their representatives or to which such party or any of their affiliates or representatives is given access, and shall not disclose to any person or entity or use any such confidential or proprietary information for personal advantage or to the detriment of the other party, except that the foregoing shall not apply to information which is a matter of public knowledge other than as a result of actions taken or disclosures made by or on behalf of such party or any of their affiliates or representatives, have been or are hereafter published through no direct or indirect fault, participation or act of such party or any of their affiliates or representatives, or are lawfully obtained by such party from a third person without restrictions of confidentiality, and that the foregoing shall not prohibit the parties hereto from making any disclosure required by applicable law or court or administrative order.

              (iii) Because the remedy at law for any breach of the provisions of subsection (ii) immediately above would be inadequate, the parties hereto hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual damage or irreparable harm being proved or the posting of any bond, in order that any breach or threatened breach of such provisions may be effectively restrained.

              (iv) The provisions of subsections (ii) and (iii) above shall survive any termination of this Agreement.

          (d) The Subsidiaries shall maintain all present insurance as set forth on Certificate of Insurance attached hereto as EXHIBIT D through the Closing.
In the event that prior to the Closing all or a material part of the warehouse properties which are used or owned by the Subsidiaries is totally or substantially damaged by reason of fire or other casualty, and such loss or casualty is not covered by insurance or is not reflected in a resulting reduction of the Purchase Price, Buyer in the exercise of its discretion, may terminate the within transaction and the parties hereto shall be released from any further liability hereunder.

          (e) Except as otherwise requested by Buyer, and without making any commitments on Buyer's behalf, Sellers and Subsidiaries shall use commercially reasonable efforts in the normal course of business and in accordance with its past practices to keep available to Buyer the services of the employees and the suppliers of Subsidiaries, and to preserve for Buyer the business relationship with the customers of Subsidiaries and others having business relations with them. Subsidiaries will not increase the compensation of any employee of Subsidiaries prior to Closing more than four percent (4%) per annum without the written consent of Buyer. Sellers shall deliver to Buyer prior to Closing a copy of all written employment contracts, salary and bonus plans applicable to the employees of the Subsidiaries.

          (f) Sellers shall notify Buyer of any event or transaction of which it becomes aware prior to Closing which is likely to materially affect the Subsidiaries or their assets in an adverse manner, except those relating to general conditions in the industry.

          (g) Sellers shall provide Buyer with a copy of Subsidiaries' monthly financial statements promptly after their completion after the close of each month prior to Closing.

          SECTION 8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER.  The
                      ------------------------------------------------
obligations of the Buyer to consummate the transactions provided for under this Agreement are subject to the following actions, performances and deliveries of certain documents to the reasonable satisfaction of the Buyer, at or prior to the Closing:

              (i) Prior to or simultaneous with Closing, Sellers and Subsidiaries shall have performed in all material respects all acts required of them under the terms of this Agreement which are to be performed prior to Closing, including but not limited to the delivery of all documentation required to be delivered pursuant to the terms of this Agreement.

              (ii) Sellers shall have delivered to the Buyer an opinion of Golenbock, Eiseman, Assor & Bell, Attorneys at Law, Attorneys for Sellers and Subsidiaries, dated as of the date of Closing, stating that the Subsidiaries are duly incorporated and in good standing and the authorized and issued and outstanding capital stock are as set forth above; that the stock which is subject to the terms of this Agreement constitutes all of the issued and outstanding shares of the capital stock of the Subsidiaries; that the stock is non-assessable and that they do not know of any litigation or court proceeding pending against the Subsidiaries or their properties or businesses, except for those noted in the opinion.

              (iii) The representations and warranties of Sellers and the Subsidiaries set forth in this Agreement above shall be true and correct in all material respects as of the Closing, except for changes permitted or contemplated by this Agreement, and a certificate to that effect shall have been delivered to Buyer.

              (iv) Sellers shall have caused all officers and directors of the Subsidiaries to have delivered their respective resignations effective as of the Closing.

              (v) Sellers shall deliver to Buyer its statement as of the Closing Date certifying the non-existence of any collective bargaining agreement of any Subsidiary and to the best of its knowledge, the non-existence of any petition or proceeding for any union certification with respect to any Subsidiary pending before the National Labor Relations Board or of any negotiations pending or in progress with any labor organization for purpose of establishing a collective bargaining agreement relating to the Subsidiaries, their business operations or assets.

               (vi) All waiting periods, if any, applicable to the consummation of the transactions contemplated by this Agreement required by the Hart-Scott-Rodino Antitrust Improvements Act (the "H-S-R Act") shall have been expired or terminated; provided that Buyer and Sellers shall have submitted all necessary applications under and otherwise complied with the provisions of the H-S-R Act, as they apply to such transactions.

          SECTION 9.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS.  The
                      --------------------------------------------------
obligations of Sellers to consummate the transactions provided for under this Agreement are subject to the following actions, performances and deliveries of certain documents to the reasonable satisfaction of Sellers, at or prior to the
Closing:

              (i) Prior to or simultaneous with Closing, Buyer shall have performed in all material respects all acts required of them under the terms of this Agreement which are to be performed prior to Closing, including but not limited to the delivery of all documentation required to be delivered pursuant to the terms of this Agreement.

              (ii) The representations and warranties of Buyer set forth in this Agreement above shall be true and correct in all material respects as of the Closing, except for changes permitted or contemplated by this Agreement, and a certificate to that effect shall have been delivered to Sellers.

              (iii) All waiting periods, if any, applicable to the consummation of the transactions contemplated by this Agreement required by the H-S-R Act shall have been expired or terminated; provided that Buyer and Seller shall have submitted all necessary applications under and otherwise complied with the provisions of the H-S-R Act, as they apply to such transactions.

          SECTION 10.  CERTAIN EMPLOYEE BENEFIT PLAN MATTERS
                       -------------------------------------

              (a) Termination of the Subsidiaries' Participation in Sellers'
                  ----------------------------------------------------------
Employee Benefit Plans.  Buyer and Sellers acknowledge that the Subsidiaries'
----------------------
status as a participating employer in any of Sellers' employee benefit plans will terminate on the day immediately preceding the Closing Date. Buyer and Sellers agree to take all actions reasonably necessary in connection with such termination.

              (b) Republic's 401(k) Plan.  Buyer and Seller acknowledge that a
                  ----------------------
partial termination of Republic's 401(k) Plan will occur as a result of the consummation of the transactions contemplated by this Agreement, which will result in full vesting of the account balances of all participants therein who are employees of any of the Subsidiaries on the Closing Date (the "Affected 401(k) Participants"). Within one (1) year following the Closing Date, Buyer and Sellers agree to take all actions reasonably necessary to cause Republic's 401(k) Plan to transfer assets, representing the total vested account balances of all Affected 401(k) Participants, to a 401(k) plan maintained by Buyer pursuant to a trustee-to-trustee transfer between such plans.

              (c) Republic's Pension Plan.  Buyer and Seller acknowledge that a
                  -----------------------
partial termination of Republic's Pension Plan will occur as a result of the consummation of the transactions contemplated by this Agreement, which will result in full vesting of the accrued benefits of all participants therein who are employees of any of the Subsidiaries on the Closing Date (the "Affected Pension Plan Participants"). Accrued benefits of Affected Pension Plan Participants will remain in Republic's Pension Plan following the Closing and will not be transferred to any plan maintained by Buyer.

          SECTION 11.   FURTHER AGREEMENTS.
                        ------------------

          (a)  H-S-R Act.  Sellers, on the one hand, and Buyer on the other
               ---------
hand, shall within three (3) business days after the date hereof duly prepare and file the written notifications and submissions required to be made under the H-S-R Act in connection with the consummation of the transactions contemplated hereby and, promptly after any request therefor, prepare and file any additional information requested by the Federal Trade Commission or the Antitrust Division of the Department of Justice to be filed or submitted under the H-S-R Act in connection with such original notifications and submissions, and shall diligently request and pursue early termination of the required waiting period under the H-S-R Act (the "H-S-R Waiting Period").

          (b) Consents.  Buyer hereby acknowledges that certain contracts of the
              --------
Subsidiaries and certain of the leases in respect of the real property used by the Subsidiaries require the consent of, or notice to, the other contracting party thereto as a result of the transactions contemplated by this Agreement. Except with respect to consents relating to those leases and/or contracts listed on Schedule 11(b) hereto which if not obtained would have a Material Adverse
   --------------
Effect, Buyer agrees that Sellers shall not be obligated to obtain any such consent or give any such notice in respect of any of these contracts and leases and shall not be liable to Buyer for any matters relating the failure to so obtain or provide these required consents and notices. Buyer and Sellers further agree to reasonably cooperate with each other in connection with either party's efforts in obtaining any such consents.

          (c) Employees.  From and after the Closing, Buyer agrees to provide
              ---------
each employee of the Subsidiaries with health insurance coverage under Buyer's health benefits plan maintained for its employees in similar positions, which coverage shall waive all waiting and eligibility periods and all preexisting conditions, and shall recognize all prior service with Sellers or Subsidiaries for purposes of determining eligibility to participate in, eligibility for benefit commencement under, and vesting as to, each employee benefit plan to be applicable to any such employee after the Closing.

          (d) Republic Guarantees; Republic Assets and Liabilities. (i) Buyer
              ----------------------------------------------------
acknowledges that the performance of the Subsidiaries under certain of their leases and contracts has been guaranteed by Republic. To the extent that any such lease or contract guarantee is not released at the Closing, Buyer hereby agrees to indemnify and hold Sellers harmless from and against any and all loss, liability, cost or expense (including reasonable attorneys' fees) incurred by either Seller by reason of any and all breaches or defaults of any of the Subsidiaries under any of such leases or contracts occurring after the Closing.

              (ii) Buyer acknowledges that certain of the leases, contracts, assets and liabilities reflected in the financial books and records of the Subsidiaries as a lease, contract, asset or liability of either of the Subsidiaries, and which relate exclusively to the Business of the Subsidiaries and are to be utilized by the Subsidiaries following the Closing, may be held by or reflected in the name of Republic, but are nonetheless deemed to be leases, contracts, assets and liabilities of the Subsidiaries. As a result, effective as of the Closing, (A) Republic hereby sells, assigns and transfers to the Subsidiaries all leases, contracts and other assets used exclusively for, or relating exclusively to, the Business of the Subsidiaries as of the Closing Date, and (B) Buyer hereby undertakes, assumes and agrees, to perform, pay or discharge all such leases and contracts and the liabilities and obligations relating thereto. Following the Closing, Buyer and Sellers agree to execute and deliver such appropriate instruments of sale, transfer, conveyance, assignment and confirmation, and take such actions, as the parties shall reasonably deem necessary in order to formally document such transfers and assignments, upon identification, and preparation and presentation of the appropriate form, by Sellers.

          (e) Trade Payables.  Following the Closing, Sellers shall assume and
              --------------
agree to pay as and when due, net of all expected rebates in respect of the inventory reflected on the Adjusted Closing Balance Sheet and net of all outstanding supplier's debit memos, all trade payables of the Subsidiaries (other than the Retained Payables) outstanding as of the Closing. For purposes hereof, Buyer shall at the Closing cause the Subsidiaries to assign to Sellers all right, title and interest in and to all such rebates and debit memos.

          (f) Health Benefits Claims.  Notwithstanding anything contained herein
              ----------------------
to the contrary, Buyer and Sellers hereby agree that with respect to claims incurred by employees of the Subsidiaries under the health benefits plan maintained by Sellers and the Subsidiaries, Sellers agree to satisfy, in accordance with and subject to the terms of such plan, all claims thereunder incurred prior to the Closing, but only to the extent that an accrual in respect thereof is not reflected or included in the Adjusted Closing Balance Sheet. Buyer shall satisfy all other health benefit claims and shall provide COBRA coverage in accordance with applicable law for those former employees of the Subsidiaries maintaining such coverage as of the Closing.

          (g) Tax Returns.  Following the Closing, Sellers shall prepare all
              -----------
tax returns relating to the Subsidiaries, and pay all required tax liabilities of the Subsidiaries (to the extent not reflected on the Adjusted Closing Balance Sheet), for all tax periods ending on or prior to the Closing. Sellers shall also prepare all tax returns which are prepared on a consolidated or combined basis with any of the Sellers which include any of the Subsidiaries, and pay all taxes reflected thereon. Buyer and Sellers shall jointly prepare all other tax returns required to be filed by the Subsidiaries for tax periods which begin before the Closing and end after the Closing. Sellers shall pay with respect to such periods an amount equal to the portion of such taxes which relates to the portion of such taxable period ending with the Closing (to the extent not reflected on the Adjusted Closing Balance Sheet).

          (h) No Section 338(h)(10) Election.  Buyer and Sellers hereby
              ------------------------------
acknowledge and agree that no election will be made under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, in respect of the transactions contemplated by this Agreement.

          (i) Key Employee Letter.  Buyer and Sellers agree to honor and fulfill
              -------------------
the terms and conditions of the letter attached as Schedule 11(i) to the
                                                   --------------
Disclosure Schedule with respect to the key employee referenced in such letter.

          SECTION 12.  INDEMNIFICATION.   (a)  Subject to the provisions of
                       ---------------
Section 13 hereof, after the Closing, Buyer hereby agrees to indemnify and hold harmless Sellers and their respective officers, directors, advisors and affiliates (collectively, the "Seller Indemnitees") from and against, and shall on demand reimburse Seller Indemnitees for (i) any and all loss, liability, cost or expense (including reasonable attorneys' fees) incurred by Seller Indemnitees by reason of any misrepresentation or breach of warranty by Buyer, or nonfulfillment of any covenant or agreement to be performed or complied with by Buyer, under this Agreement or any agreement, certificate or instrument executed by Buyer and delivered to Sellers pursuant to this Agreement, or (ii) any and all loss, liability, cost or expense (including reasonable attorneys' fees) incurred by Seller Indemnitees in respect of or in connection with any liability reflected on the Adjusted Closing Balance Sheet.

          (b) Subject to the provisions of Section 13 hereof, after the Closing, Sellers hereby agree to indemnify and hold harmless Buyer and its officers, directors, advisors and affiliates (collectively, "Buyer Indemnitees") from and against and shall on demand reimburse Buyer Indemnitees for (i) any and all loss, liability, cost or expense (including reasonable attorneys' fees) incurred by Buyer Indemnitees by reason of any misrepresentation or breach of warranty, or nonfulfillment of any covenant or agreement to be performed or complied with by Sellers or the Subsidiaries under this Agreement or any agreement, certificate or instrument executed by Sellers or the Subsidiaries and delivered to Buyer pursuant to this Agreement and (ii) any taxes imposed upon the Subsidiaries in respect of the taxable years (including the partial year period) ending with the Closing, except to the extent reflected on the Adjusted Closing Balance Sheet.

          SECTION 13.  SPECIAL PROVISIONS REGARDING INDEMNIFICATION.
                       --------------------------------------------

          (a) Notwithstanding anything to the contrary contained in this
Agreement:

              (i) Any indemnified party pursuant to the provisions of Section 12 hereof (the "Indemnified Party") shall not be entitled to any indemnity for or based on any misrepresentation or breach of warranty under this Agreement or agreement, certificate or instrument delivered pursuant hereto to the extent that the existence of such breach of warranty or the falsity of the representation is disclosed in the Disclosure Schedule, is disclosed in a written notice furnished to Indemnified Party prior to the Closing, or is reflected on the Adjusted Closing Balance Sheet; provided, however, that any such misrepresentation or breach of warranty so disclosed to the Indemnified Party after the execution and delivery of this Agreement and prior to the Closing shall not affect the right of Indemnified Party to elect not to close the transactions contemplated by this Agreement to the extent provided in
Section 8 or Section 9 hereof (it being understood and agreed that if, despite such right of the Indemnified Party to elect not to close by reason of the misrepresentation or breach so disclosed, the Indemnified Party nevertheless elects to close, thereby waiving such misrepresentation or breach, the Indemnified Party shall thereafter have no indemnity right by reason of any such misrepresentation or breach of warranty).

              (ii) If any action or proceeding be commenced, or if any claim be asserted, by any third party in respect of which the Indemnified Party proposes to exercise its rights under Section 12, the Indemnified Party shall not exercise such right unless the Indemnifying Party shall have received written notice of such action, proceeding or claim within fifteen (15) business days after the Indemnified Party acquired knowledge thereof and the Indemnifying Party shall have received copies of all information and documents relating thereto within ten (10) business days after Indemnified Party's receipt thereof, provided, however, no delay on the part of the
-----------------

Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is prejudiced thereby.

          (iii) If the Indemnifying Party shall, at its option, elect to contest or defend any such claim, the Indemnifying Party shall be entitled, at its sole cost and expense, to contest or defend the same with counsel of its own choosing, and neither Indemnified Party nor its successors or assigns shall admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnifying Party so long as the Indemnifying Party is contesting or defending the same in good faith, and the Indemnified Party (and its successors and assigns) shall cooperate with the Indemnifying Party in the contest and defense thereof and shall accept any settlement thereof recommended by the Indemnifying Party so long as the Indemnifying Party shall pay or provide for the full amount thereof. If the Indemnifying Party does not elect to contest or defend such claim, the Indemnified Party shall be entitled to contest, defend and/or settle such claim on reasonable terms.

          (iv) Without limitation of the provisions of Section 12 and this
Section 13, Sellers' obligation to indemnify Buyer under this Agreement shall arise only after the aggregate claims against them for which they are liable for indemnification exceed $200,000, at which point Sellers shall only be obligated to pay all such amounts in excess of $200,000. Without limiting the foregoing, in no event shall the aggregate liability of Sellers under or pursuant to this Agreement and the transactions contemplated hereby exceed $20,000,000. Notwithstanding the foregoing, any claim for indemnification in respect of (i) a breach of the representations of Sellers set forth in Sections 5(d) and 5(p) hereof, (ii) a breach of the representations of Sellers set forth in the first sentence of Section 5(f) hereof, but only to the extent that such breach relates to a material asset of any of the Subsidiaries, and (iii) the non-payment by Sellers of any taxes payable by the Subsidiaries in respect of the taxable period ending with the Closing, shall not be subject to limitations set forth in this Section 13(a)(iv).

          (v) Except as otherwise specifically provided herein to the contrary, in the event the Closing shall occur, the provisions of Section 12 and this
Section 13 shall constitute the sole remedy and liability of Buyer and Sellers with respect to this Agreement, the transactions contemplated hereby and the representations, warranties and covenants contained herein, and the parties hereto hereby waive any and all claims, causes of action and rights in connection with any of the foregoing under any applicable statute, law, rule or regulation, including, without limitation, under any Environmental Laws.

          (vi) It is specifically understood and agreed that in the event a misrepresentation or breach of warranty or covenant is discovered by any Indemnified Party after the Closing, the remedy of the Indemnified Party shall be limited to the indemnity forth in Section 12 and this Section 13 and the Indemnified Party shall not be entitled to a rescission of this Agreement or any other damages.

          (vii) In the event that the effect of any misrepresentation or breach of warranty or other provision contained in this Agreement or in any Schedule, Exhibit or certificate hereto or delivered pursuant hereto is that the amount of assets of either of the Subsidiaries has been overstated or the amount of liabilities of either of the Subsidiaries has been understated as of the end of any fiscal period, the Buyer's damages caused by such overstatement or understatement shall in no event exceed the net amount of the effect of such overstatement and/or understatement (and in all events subject to clause (viii) below.

              (viii) The effect of any misrepresentation, breach of warranty, covenant or agreement of, or any indemnifiable claim against, Sellers under or in respect of, this Agreement or any of the transactions contemplated hereby, or any document executed in connection herewith, and any damages resulting therefrom, shall be determined based solely on actual damages on a net after-tax basis (that is, with the amount thereof reduced to reflect the tax benefit resulting therefrom) and net of any amounts recovered or recoverable by or on behalf of the Subsidiaries (or their successors or assigns) in respect thereof or in connection therewith under any one or more policies of insurance maintained by it or any third party prior to the Closing. Any recovery or indemnity payment to Buyer under this Agreement shall be treated as an adjustment of the Purchase Price.

          (b) In addition to and without limiting the foregoing, the following shall be applicable to any claims under Section 12 hereof:

              (i) In the event any remediation or other work is required in order to correct or cure a violation of any Environmental Law or any other law, rule or regulation (a "Violation"), such remediation and other work shall be devised, selected and performed in accordance with the methods and manner, and the choice from among potential approaches or solutions shall be made by selecting the most cost efficient one, recommended by Sellers. Sellers shall be entitled to supervise and direct the conduct of all remediation and other work for which it is obligated to bear any costs or expenses thereof or arising therefrom.

              (ii) In no event shall Sellers be liable or have any responsibility for any Violation arising out of any act or omission of or attributable to the landlords of any of the real property leased by any Subsidiary, Buyer or any of Buyer's affiliates, or any employee, agent or representative of any of them. In the event such a pre-Closing disposal or discharge is added to or increased by disposal(s) or discharge(s) after the Closing, and as a result remediation becomes required, the same shall be the sole responsibility and liability of Buyer, at its cost and expense.

              (iii) In no event shall Sellers have any liability due to any act voluntarily taken by Buyer or any of its affiliates, including, without limitation, any resulting from a request for an inspection or investigation to determine whether a violation exists (other than inspections solely for Buyer's internal use conducted for a legitimate business purpose) or from any other action initiated by Buyer or any of its affiliates, partners, officers, representatives or agents, nor for any remediation in excess of the minimum legal obligation required by applicable Environmental Laws.

              (iv) Anything to the contrary contained in this Agreement notwithstanding, no party hereto shall be liable to any other party for any indirect, special or consequential damages (including lost profits) sustained or incurred in connection with this Agreement or any of the transactions contemplated by this Agreement.

          SECTION 14.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  Each
                       ------------------------------------------
representation, warranty, covenant and indemnity of each of the parties hereto shall expire three (3) years after the Closing, except as expressly provided therein, and neither Buyer nor Sellers shall be entitled to assert claims against the other for any misrepresentation or breach of warranty, covenant or indemnity under or pursuant to this Agreement unless the party asserting such claim shall notify such other party in writing of such claim, in reasonable detail and setting forth the specific facts and circumstances pertaining thereto, before the expiration of such three-year period, provided that such three-year period shall be extended to the duration of the applicable statute of limitations in the event of a claim based upon a breach of warranty or misrepresentation under Sections 5(d), 5(k), 5(p) or the first sentence of Section 5(f).

          SECTION 15.  TERMINATION.   (a)  Without intending to limit any legal
                       -----------
remedy which any party may have in respect of this Agreement, this Agreement may be terminated by either Sellers or Buyer (unless such party shall have failed to comply in a material respect with respect to its obligations under this Agreement) if, for any reason, the Closing shall not have occurred by September 30, 1998.

          (b) If this Agreement shall be terminated pursuant to Section 15(a) above, or otherwise, each party will redeliver all documents, work papers and other materials of any other party relating to the Business or any of the transactions contemplated hereby, whether obtained before or after the execution
of this Agreement, to the party furnishing the same, and   destroy all
documents, work papers and other materials developed by its accountants, agents and employees in connection with this Agreement and/or any of such transactions which embody confidential or proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same.

          SECTION 16.   RECORDS.  (a)  On reasonable notice at any time and from
                        -------
time to time after the Closing Date, Buyer shall permit representatives of Sellers reasonable access, during normal business hours, to all correspondence, contracts, agreements orders and other books and records of the Subsidiaries for purposes of inspection and/or copying and/or, if appropriate, removal. Buyer shall preserve all such materials for at least six (6) years after the Closing Date and prior to any disposition or destruction thereof shall provide Sellers with reasonable notice and opportunity to take possession of same.

          (b) Without limiting the foregoing, Buyer agrees that, for a period of six (6) years after the Closing Date, it shall cooperate with Sellers in collecting and assembling information relating to the business of the Subsidiaries prior to the Closing Date, which customarily has been provided or used in connection with the preparation of any and all tax returns, information returns or other reports required to be filed by Sellers, to enable Sellers or any affiliate of Sellers to prepare and file any and all tax returns, information returns or other reports required to be filed by Sellers or any affiliate of Sellers and/or to respond to and conduct any and all tax audits or other tax determinations or proceedings.

          SECTION 17.  ARBITRATION. The parties hereto agree that any dispute
                       -----------
hereunder shall be submitted to binding arbitration in Raleigh, North Carolina, in accordance with the rules of the American Arbitration Association. In the event of such arbitration, the disputing party shall select an arbitrator, the other disputing party shall select an arbitrator, and the two (2) arbitrators selected shall select a third arbitrator, which arbitrators shall review the dispute and resolve the matter. The parties hereto agree to be bound by the results of any such arbitration.

The non-prevailing party shall bear all of the costs and expenses of each party involved in the arbitration.

          SECTION 18.  BROKERAGE.  Each of the parties hereto shall indemnify
                       ---------
the other and hold it or them harmless against and in respect of any claim, for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, from any broker or similar person which said party hereto shall have retained relative to this Agreement or the transactions contemplated hereby, it being understood and agreed that any such broker or similar person shall be paid his brokerage or other commission by the party retaining him or it, as the case may be.

          SECTION 19.  NOTICES.  All notices and communications pertaining to
                       -------
this Agreement or the transactions contemplated hereby shall be made in writing and shall be deemed sufficiently given if delivered in person to the Sellers or to the Buyer or mailed by first class registered mail, postage prepaid, or recognized overnight courier addressed as follows:

          To the Buyer:    General Parts, Inc.
                           Post Office Box 26006
                           Raleigh, North Carolina 27611
                           ATTN: Joseph Owen

          To the Sellers:  Republic Automotive Parts, Inc.
                           c/o Keystone Automotive Industries, Inc.
                           700 East Bonita Avenue
                           Pomona, California 91767
                           ATTN: John Palumbo, CFO


or to such other address or person with respect to any party as such party shall notify the others in writing as above provided.

          SECTION 20.  COMPLETE AGREEMENT.  This Agreement (including the
                       ------------------
Schedules and Exhibits hereto) contains the entire agreement among the parties hereto with respect to the sale and purchase and other transactions contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such sale and purchase and such transactions. Buyer acknowledges that Sellers make no representations or warranties except as expressly set forth in this Agreement. Sellers expressly disclaim and Buyer hereby expressly waives all other warranties, express or implied, including, without limitation, all implied warranties of merchantability or fitness for such particular purpose. The Stock and the business of the Subsidiaries are to be sold, transferred and assigned, and the real property and other property and assets owned or leased by the Subsidiaries are to be occupied or are held by the Subsidiaries, "AS IS", "WHERE IS", except for those express representations and warranties set forth herein.

          SECTION 21.  EXPENSES.  Each party hereto shall pay its or their own
                       --------
expenses incident to the negotiation of and the preparation of this Agreement and the consummation of the transactions contemplated hereby, whether or not such transactions contemplated hereby are consummated.

          SECTION 22.  AMENDMENT OR TERMINATION.  Neither this Agreement nor any
                       ------------------------
term or provision hereof may be changed, waived, discharged or terminated in any manner other than by an instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

          SECTION 23.  ASSIGNMENT; BINDING EFFECT.  This Agreement shall extend
                       --------------------------
to, shall inure to the benefit of and shall be binding upon all of the parties hereto and upon all of their respective successors and permitted assigns. This Agreement, including without limitation the benefit of the representations and warranties made by any party hereto to any other party hereto, shall not, however, be assignable or transferable, in whole or in part, by any of the parties hereto except upon the express prior written consent of all of the other parties hereto, and nothing contained in this Agreement is intended to confer upon any person, other than the parties hereto and their respective heirs, successors and permitted assigns, any rights, remedies or obligations under, or by reason of, this Agreement.

          SECTION 24.  CAPTIONS.  The captions of the various articles and
                       --------
sections of this Agreement have been inserted for the purpose of convenience of reference only, and such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

          SECTION 25.  SEVERABILITY.  If any provision or provisions of this
                       ------------
Agreement or of any of the documents or instruments delivered pursuant hereto, or any portion of any provision hereof or thereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability hereof or thereof and shall not affect the validity or effect of any other portion hereof or thereof.

          SECTION 26.  PUBLICITY.  The parties agree that no publicity, release
                       ---------
or other public announcement concerning the transactions contemplated by this Agreement shall be issued by either party without the advance approval of both the form and substance of the same by the other party, which approval shall not be unreasonably withheld or delayed, except as and to the extent that Sellers or any affiliate thereof shall be obligated by law or the rules of any stock exchange or Nasdaq to make any disclosure, in which case such party shall so advise the other party and Buyer and Sellers shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and SEC disclosure or reporting obligations.

          SECTION 27.  CHOICE OF LAWS.  This Agreement shall be governed by and
                       --------------
construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

          SECTION 28.  COUNTERPARTS.  This Agreement may be executed in two or
                       ------------
more counterparts, each of which shall be deemed an original but all of which shall constitute but one Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                              SELLERS:

                              KEYSTONE AUTOMOTIVE INDUSTRIES, INC.


                              BY:______________________________________


                              REPUBLIC AUTOMOTIVE PARTS, INC.


                              BY: ______________________________________


                              SUBSIDIARIES:

                              REPUBLIC AUTOMOTIVE PARTS SALES, INC.


                              BY: ______________________________________


                              REPUBLIC AUTOMOTIVE PARTS
                                DISTRIBUTION, INC.


                              BY: ______________________________________

                              BUYER:

                              GENERAL PARTS, INC.


                              BY: ______________________________________